SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) January 19, 2000
                                  ----------------




                        HUGHES ELECTRONICS CORPORATIONON
                   -----------------------------------------------------
                   (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE               0-26035                 52-1106564
----------------------------   -----------------------    -------------------
(State or other jurisdiction        (Commission            (I.R.S. Employer
 of incorporation or organization)   File Number)         Identification No.)




                          200 North Sepulveda Boulevard
                          El Segundo, California 90245
                         -------------------------------
                                 (310) 662-9985
                                ----------------
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)

ITEM 5. OTHER EVENTS

      On January 19, 2000, a news release was issued on the subject of fourth quarter consolidated earnings by Hughes Electronics Corporation (Hughes). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of Hughes' Annual Report on Form 10-K. The release is as follows:

                       New Services-Focused Hughes Reports
                      54-Percent Revenue Growth In Fourth Quarter 1999

                    Record Subscriber Growth Attained in Both
                   U.S. and Latin American DIRECTV(R) Services

      El Segundo, Calif., January 19, 2000 -- Hughes Electronics Corporation, reflecting last week's announcement of major changes in its corporate focus, today reported that fourth quarter 1999 revenues increased 53.6% to $1,698.0 million compared with $1,105.2 million in the fourth quarter of 1998. These are the company's first financial results following the announcement that it would sell its satellite manufacturing businesses to The Boeing Company in an all-cash transaction valued at $3.75 billion, refocus its wireless businesses, and realign Hughes into two market-driven sectors.

      "We've begun the new century as a company that is sharply focused on our high-value, high-growth entertainment and business communications services," said Michael T. Smith, Hughes chairman and chief executive officer. "This quarter's results reflect the bright future of our new company."

      As required by applicable accounting standards, the financial results of Hughes' satellite manufacturing businesses are treated as discontinued operations to reflect the impact of the announced transaction with Boeing. Consequently, revenues, EBITDA(1) and other operating results for Hughes' satellite manufacturing businesses are excluded from Hughes' operating results for all periods presented(2).

     "Once again, revenue growth in the quarter was driven by our DIRECTV(R) businesses," explained Smith. "The momentum in the United States just keeps building. DIRECTV U.S. had yet another quarter of record subscriber growth while more than doubling its revenues. And as we expand the availability of local programming and introduce new interactive services, we expect 2000 to be our best year ever."

      Smith added that the DIRECTV business in Latin America also achieved its best quarter ever, gaining more than twice as many net new subscribers as were added during its previous best quarter. "With the completion of our recent strategic initiatives in Latin America, we feel that DIRECTV is now in a position to reach its full potential in that region," Smith said.

      EBITDA for the fourth quarter of 1999 was negative $174.4 million compared to EBITDA of $69.2 million in the same period of 1998. The decline was primarily due to a previously announced fourth quarter 1999 pre-tax charge of $272 million related to the discontinuation of certain wireless businesses at Hughes Network Systems (HNS).

      Excluding the charge, EBITDA increased 41.0% to $97.6 million, primarily due to improved EBITDA at DIRECTV U.S. related to the United States Satellite Broadcasting Company, Inc. (USSB) and PRIMESTAR transactions, and the larger subscriber base. PanAmSat also contributed a solid EBITDA performance, principally due to its lower leaseback expense resulting from the exercise of certain early buy-out options under satellite sale-leaseback agreements.

      In the fourth quarter of 1999, Hughes incurred a loss(3) of $226.7 million and a loss per share, including the effect of preferred stock dividends, of $0.58, compared to earnings(3) of $128.2 million and earnings per share (EPS) of $0.32 for the same period in 1998. The declines were primarily due to the wireless charge, higher depreciation and amortization expenses related principally to the USSB and PRIMESTAR transactions and increased PanAmSat satellite expenditures, an increase in net interest expense, and a $115 million fourth quarter 1998 favorable adjustment to the income tax provision resulting from a tax settlement with the Internal Revenue Service (IRS).

                         FULL-YEAR 1999 FINANCIAL REVIEW

      Year-end 1999 revenues increased 59.8% to $5,560.3 million, compared with $3,480.6 million in 1998. This was primarily due to record subscriber growth in the Company's U.S. and Latin American DIRECTV businesses, as well as additional revenues resulting from the USSB and PRIMESTAR transactions. HNS also contributed to the revenue growth, primarily through its record sales of DIRECTV receiving equipment.

      EBITDA for the year was $222.7 million and EBITDA margin was 4.0%, compared to EBITDA of $341.7 million and EBITDA margin of 9.8% in 1998. The declines were principally due to the fourth quarter 1999 charge related to the discontinuation of certain HNS wireless businesses, which more than offset EBITDA gains at DIRECTV U.S. and PanAmSat. Excluding the charge, 1999 EBITDA increased 44.8% to $494.7 million due to EBITDA gains at DIRECTV, PanAmSat and HNS.

      In 1999, Hughes incurred a loss of $270.3 million and a loss per share, including the effect of preferred stock dividends, of $0.77, compared to earnings of $271.7 million and EPS of $0.68 in 1998. The declines were primarily attributable to the reduced EBITDA, a second quarter 1999 pre-tax charge of $125.0 million related to increased development costs and schedule delays associated with several new product lines at Hughes Space and Communications, a first quarter 1999 pre-tax charge of $92.0 million resulting from the termination of the contract for the Asia-Pacific Mobile Telecommunications
(APMT)  satellite  system  due to  export  licenses  not  being  issued,  higher depreciation and amortization expenses related principally to the USSB and PRIMESTAR transactions and increased PanAmSat satellite expenditures, an increase in net interest expense, and the 1998 favorable adjustment to the tax provision. These declines were partially offset by a first quarter 1999 after-tax gain of $94.3 million ($154.6 million pre-tax) related to the settlement of the Williams patent infringement case(4).

                            SEGMENT FINANCIAL REVIEW
                               FOURTH QUARTER 1999

                            Direct-To-Home Broadcast

      Fourth quarter revenues for the segment more than doubled to $1,213.6 million from $567.6 million in the fourth quarter of 1998. The segment had negative EBITDA of $24.9 million compared with negative EBITDA of $69.4 million in the fourth quarter of 1998.

      United States: DIRECTV reported quarterly revenues of $1,100 million, more than twice last year's fourth quarter revenues of $476 million. The increase was due to strong subscriber growth, as well as additional revenues resulting from the USSB and PRIMESTAR transactions.

      In December 1999, DIRECTV became the first U.S. direct broadcast satellite service to add more than 200,000 net new subscribers in a single month, contributing to its all-time high quarter of 515,000 new subscribers. This represented a 29% increase over the 400,000 new subscribers added in the fourth quarter of 1998. In addition, 241,000 customers were transitioned from the PRIMESTAR By DIRECTV medium-power service to the high-power service in the quarter.

      For the full-year 1999, DIRECTV added 1,606,000 net new high-power subscribers, a 39% increase over the 1,157,000 new subscribers added in 1998. In addition, DIRECTV converted 470,000 customers from PRIMESTAR By DIRECTV in 1999. As of December 31, 1999, DIRECTV served more than 8 million U.S. customers, including approximately 1.4 million customers subscribing to PRIMESTAR By DIRECTV.

      EBITDA for the fourth quarter of 1999 was $27 million compared to negative EBITDA of $32 million in the preceding year's fourth quarter. This improvement was principally due to contributions from the USSB and PRIMESTAR transactions, as well as improved EBITDA resulting from the larger high-power subscriber base.

      Latin America and Japan: The DIRECTV business in Latin America generated $102 million in revenues for the quarter compared with $73 million in the fourth quarter of 1998. This increase was due to the record subscriber growth and additional revenues resulting from the consolidation of Galaxy Brasil, Ltda.
(GLB)(5), Grupo Galaxy Mexicana , S.A. de C.V.
(GGM)(5), and SurFin, Ltd.(5).

      In the fourth  quarter,  the  DIRECTV  service in Latin  America had three consecutive months of record subscriber growth, adding 136,000 net new subscribers, which is more than twice as many as the 61,000 acquired in the same period last year. The total number of DIRECTV subscribers in Latin America as of December 31, 1999 was 804,000.

      The DIRECTV business in Latin America had negative EBITDA of $42 million compared to negative EBITDA of $30 million for the same period in 1998. The change was primarily due to the impact of the consolidation of GLB and GGM, and higher marketing expenses in the region.

      In addition, DIRECTV Japan, of which Hughes currently owns 42%, reported a total of 386,000 subscribers at the end of the fourth quarter of 1999. Hughes' share of DIRECTV Japan's losses was $74 million for the quarter, compared with $36 million in the fourth quarter of 1998. The higher loss was primarily due to increased marketing expenses in the region, as well as the recording of a higher portion of equity losses resulting from an increase in Hughes' investment in DIRECTV Japan. These losses are reported in "Other, net" in the Statement of Income (Loss) and Available Separate Consolidated Net Income (Loss).

                               Satellite Services

      PanAmSat, which is 81% owned by Hughes, generated revenues of $206.0 million in the fourth quarter of 1999, compared with $196.7 million in the prior year's period. The increase was primarily due to new service agreements on satellites placed in service in 1999 as well as continued growth in special events service revenues. During the fourth quarter of 1999, telecommunications services revenues increased 19% to $49 million while total video services revenues increased 2% to $146 million compared to the prior year's fourth quarter.

      EBITDA for the quarter was $152.9 million compared to fourth quarter 1998 EBITDA of $144.3 million. EBITDA margin in the fourth quarter of 1999 was 74.2%, compared to 73.4% in the same period of 1998. The increases in EBITDA and EBITDA margin resulted primarily from lower leaseback expense due to the exercise of certain early buy-out options under satellite sale-leaseback agreements, and increased operating lease revenues.

                                 Network Systems

      HNS revenues in the fourth quarter of 1999 were $386.5 million, compared to $402.6 million in the fourth quarter of 1998. This decline was principally due to reduced sales of its wireless telecommunications systems and international private business network systems. These declines more than offset higher sales of DIRECTV receiving equipment. HNS shipped 715,000 DIRECTV receiving systems in the fourth quarter of 1999 compared to 300,000 in the same year-ago period.

      HNS recorded negative EBITDA of $241.5 million in the quarter compared to EBITDA of $43.0 million in the fourth quarter of 1998. This reduction was primarily due to the previously announced pre-tax charge of $272 million related to the discontinuation of certain wireless businesses, and reduced sales of international private business network systems. HNS' wireless business will now focus on its leading broadband wireless access (point-to-multipoint) product line and will discontinue its mobile cellular and narrowband local loop product lines. HNS will fulfill its outstanding contractual obligations for these discontinued product lines.

                                  BALANCE SHEET

      From December 31, 1998 to December 31, 1999, the Company's cash balance declined $1,103.8 million to $238.2 million and total debt increased $1,206.6 million to $2,141.4 million. The principal cash requirements for the year were the USSB and PRIMESTAR transactions, purchase of the Tempo high-power satellite assets, early buy-out of certain PanAmSat satellite sale-leaseback agreements, increased investment in the DIRECTV businesses in Latin America and Japan, capital expenditures and general working capital requirements. These requirements were partially offset by a $1.5 billion investment by America Online, Inc. (AOL).

      Hughes is the world's leading provider of digital television entertainment, satellite services, and satellite-based private business networks. The earnings of Hughes, a unit of General Motors Corporation, are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE:GMH).

      NOTE: Hughes Electronics Corporation believes that certain statements in this press release may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify forward-looking statements and information. Actual results of Hughes may differ materially from anticipated results as a result of certain risks and uncertainties, which include but are not limited to those associated with: economic conditions; demand for products and services, and market acceptance; government action; local political or economic developments in or affecting countries where we have international operations; our ability to obtain export licenses; competition; our ability to achieve cost reductions; technological risks; our ability to address the year 2000 issue; interruptions to production attributable to causes outside our control; limitations on access to distribution channels; the success and timelines of satellite launches; the in-orbit performance of satellites; the ability of our customers to obtain financing; and our ability to access capital to maintain our financial flexibility. Hughes cautions that these important factors are not exclusive.

----------------------
1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.
2) For all periods presented, net income generated by the satellite manufacturing businesses (previously referred to as the "Satellite Systems" segment) is reported as "Income from discontinued operations, net of taxes" on the Statement of Income (Loss) and Available Separate Consolidated Net Income (Loss). Similarly, all assets and liabilities of those businesses are reported as "Net assets of discontinued operations" on the Balance Sheet.
3) Excludes the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985.
4) Hughes was awarded a final judgement arising from its long-running Williams patent infringement case, which was originally filed by Hughes in 1973. The award resulted from the repeated infringement by the U.S. Government over a span of two decades of a patent that revolutionized communications satellite attitude control and made the geosynchronous satellite practical. A payment of $154.6 million was received in the first quarter of 1999 and is recorded in "Income from discontinued operations, net of taxes."
5) Galaxy Brasil, Ltda. (GLB) is the local operating company providing DIRECTV service in Brazil. Grupo Galaxy Mexicana, S.A. de C.V. (GGM) is the local operating company providing DIRECTV service in Mexico. SurFin Ltd., provides financing for DIRECTV receiving equipment in Latin America. As a result of transactions that were completed in July 1999 (GLB), February 1999 (GGM) and November 1998 (SurFin), Hughes owns a majority position in each company.


                                            ###

STATEMENT OF INCOME (LOSS) AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME
(Dollars in Millions Except Per Share Amounts)
                                                              Year Ended
                                    Fourth Quarter            December 31,
                                    --------------            ------------
                                   1999        1998        1999        1998
-----------------------------------------------------------------------------
Revenues
Direct broadcast, leasing and
  other services                $1,394.1      $757.8    $4,489.3    $2,603.6
Product sales                      303.9       347.4     1,071.0       877.0
----------------------------------------------------------------------------
   Total Revenues                1,698.0     1,105.2     5,560.3     3,480.6
----------------------------------------------------------------------------
Operating Costs and Expenses
Cost of products sold              366.1       286.6     1,028.3       643.0
Broadcast programming and
  other costs                      657.6       375.2     2,001.4     1,175.0
Selling, general, and
  administrative expenses          848.7       374.2     2,307.9     1,320.9
Depreciation and amortization      189.5       110.5       647.4       384.6
Amortization of GM purchase
  accounting adjustments (1)         0.8         0.8         3.3         3.3
----------------------------------------------------------------------------
   Total Operating Costs
     and Expenses                2,062.7     1,147.3     5,988.3     3,526.8
----------------------------------------------------------------------------
Operating Loss                    (364.7)      (42.1)     (428.0)      (46.2)
Interest income                      6.2        23.7        27.0       112.3
Interest expense                   (51.7)       (8.0)     (122.7)      (17.5)
Other, net                         (60.6)      (50.6)     (136.3)     (151.8)
----------------------------------------------------------------------------
Loss From Continuing Operations
   Before Income Taxes, Minority
   Interests and Cumulative
   Effect of Accounting Change    (470.8)      (77.0)     (660.0)     (103.2)
Income tax benefit                (177.2)     (143.0)     (236.9)     (142.3)
Minority interests in net
   losses of subsidiaries            9.9         5.2        32.0        24.4
----------------------------------------------------------------------------
Income (Loss) from continuing
   operations before cumulative
   effect of accounting change    (283.7)       71.2      (391.1)       63.5
Income from discontinued
   operations, net of taxes         51.9        51.9        99.8       196.4
----------------------------------------------------------------------------
Income (Loss) before cumulative
   effect of accounting change    (231.8)      123.1      (291.3)      259.9
Cumulative effect of accounting
   change, net of taxes                -           -           -        (9.2)
----------------------------------------------------------------------------
Net Income (Loss)                 (231.8)      123.1      (291.3)      250.7
Adjustments to exclude
   the effect of GM purchase
   accounting adjustments (1)        5.1         5.1        21.0        21.0
----------------------------------------------------------------------------
Earnings (Loss) Excluding the
   Effect of GM Purchase
   Accounting Adjustments         (226.7)      128.2      (270.3)      271.7
Preferred stock dividends          (24.6)          -       (50.9)          -
----------------------------------------------------------------------------
Earnings (Loss) Used for
   Computation of Available
   Separate Consolidated
   Net Income (Loss)             $(251.3)     $128.2     $(321.2)     $271.7
============================================================================
Available Separate Consolidated
   Net Income (Loss)
Average number of shares of
   General Motors Class H
   Common Stock outstanding
   (in millions) (Numerator)       136.3       105.9       124.7       105.3
Average Class H dividend base
   (in millions)(Denominator)      430.1       399.9       418.5       399.9
Available Separate Consolidated
   Net Income (Loss)              $(79.6)      $33.9      $(95.7)      $71.5
============================================================================
Earnings (Loss) Attributable to
   General Motors Class H Common
   Stock on a Per Share Basis
   Income (Loss) from continuing
     operations before cumulative
     effect of accounting change  $(0.71)      $0.18      $(1.05)      $0.17
   Income from discontinued
     operations, net of taxes      $0.13       $0.14       $0.28       $0.53
   Cumulative effect of
     accounting change,
     net of taxes                      -           -           -      $(0.02)
----------------------------------------------------------------------------
Earnings (Loss) Attributable
   to General Motors Class H
   Common Stock on a Per Share
   Basis - Basic and Diluted      $(0.58)      $0.32      $(0.77)      $0.68
============================================================================
(1)Relates to General Motors' purchase of Hughes in 1985.
                                      - 7 -


BALANCE SHEET
(Dollars in Millions)
                                                   December 31,    December 31,
ASSETS                                                1999            1998
----------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                            $238.2         $1,342.0
Accounts and notes receivable                         960.9            764.6
Contracts in process                                  155.8            179.0
Inventories                                           236.1            286.6
Net assets of discontinued operations               1,159.5            972.4
Prepaid expenses, deferred income taxes and other     788.2            321.1
----------------------------------------------------------------------------

Total Current Assets                                3,538.7          3,865.7
Satellites - net                                    3,907.3          3,197.5
Property - net                                      1,223.0            683.0
Net Investment in Sales-type Leases                   146.1            173.4
Intangible Assets, net                              7,406.0          3,185.9
Investments and Other Assets                        2,039.9          1,302.4
----------------------------------------------------------------------------

Total Assets                                      $18,261.0        $12,407.9
============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
----------------------------------------------------------------------------
Current Liabilities
Accounts payable                                   $1,062.2           $691.8
Advances on contracts                                  23.0             20.1
Deferred revenues                                     130.5             43.8
Current portion of long-term debt                     555.4            156.1
Accrued liabilities                                   618.8            257.0
----------------------------------------------------------------------------

Total Current Liabilities                           2,389.9          1,168.8
Long-Term Debt                                      1,586.0            778.7
Postretirement Benefits Other Than Pensions            19.7             20.4
Other Liabilities and Deferred Credits              1,433.3            935.3
Deferred Income Taxes                                 672.5            641.1
Commitments and Contingencies
Minority Interests                                    544.3            481.7
Stockholder's Equity                               11,615.3          8,381.9
----------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity        $18,261.0        $12,407.9
============================================================================
Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

















                                      - 8 -

PRO FORMA SELECTED SEGMENT DATA*
(Dollars in Millions)
                                                            Year  Ended
                                    Fourth Quarter          December 31,
                                    --------------       ----------------
                                   1999        1998      1999        1998
--------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                  $1,213.6      $567.6  $3,785.0    $1,816.1
EBITDA (1)                        $(24.9)     $(69.4)    $19.9     $(125.8)
EBITDA Margin (1)                  N/A         N/A         0.5%      N/A
Operating Loss                   $(132.7)     $(94.5)  $(292.1)    $(228.1)
Depreciation and Amortization     $107.8       $25.1    $312.0      $102.3
Capital Expenditures (2)          $263.5      $100.7    $516.9      $230.8
--------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                    $206.0      $196.7    $810.6      $767.3
EBITDA (1)                        $152.9      $144.3    $618.8      $553.3
EBITDA Margin (1)                   74.2%       73.4%     76.3%       72.1%
Operating Profit                   $80.2       $82.4    $341.6      $321.6
Operating Profit Margin             38.9%       41.9%     42.1%       41.9%
Depreciation and Amortization      $72.7       $61.9    $277.2      $231.7
Capital Expenditures (3)          $133.4      $316.7    $956.4      $921.7
--------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                    $386.5      $402.6  $1,384.7    $1,076.7
EBITDA (1)                       $(241.5)      $43.0   $(178.1)      $52.6
EBITDA Margin (1)                  N/A          10.7%    N/A           4.9%
Operating Profit (Loss)          $(253.0)      $31.1   $(227.3)      $10.9
Operating Profit Margin            N/A           7.7%    N/A           1.0%
Depreciation and Amortization      $11.5       $11.9     $49.2       $41.7
Capital Expenditures               $11.9       $13.6     $35.0       $40.0
--------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                   $(108.1)     $(61.7)  $(420.0)    $(179.5)
EBITDA (1)                        $(60.9)     $(48.7)  $(237.9)    $(138.4)
Operating Loss                    $(58.4)     $(60.3)  $(246.9)    $(147.3)
Depreciation and Amortization      $(2.5)      $11.6      $9.0        $8.9
Capital Expenditures              $111.1       $21.8    $157.0      $136.3
--------------------------------------------------------------------------
TOTAL
Total Revenues                  $1,698.0    $1,105.2  $5,560.3    $3,480.6
EBITDA (1)                       $(174.4)      $69.2    $222.7      $341.7
EBITDA Margin (1)                  N/A           6.3%      4.0%        9.8%
Operating Loss                   $(363.9)     $(41.3)  $(424.7)     $(42.9)
Depreciation and Amortization     $189.5      $110.5    $647.4      $384.6
Capital Expenditures              $519.9      $452.8  $1,665.3    $1,328.8

* The Financial Statements reflect the application of purchase accounting adjustments related to GM's acquisition of Hughes. However, as provided in the General Motors' Restated Certificate of Incorporation, the earnings attributable to GM Class H common stock for purposes of determining the amount available for the payment of dividends on GM Class H common stock specifically exclude such adjustments. In order to provide additional analytical data, the above unaudited pro forma selected segment data, which exclude the purchase accounting adjustments related to GM's acquisition of Hughes, are presented.
(1)EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.
(2)Includes satellite expenditures amounting to $46.9 million, $32.2 million, $136.0 million and $70.2 million, respectively.
(3)Includes satellite expenditures amounting to $124.0 million, $304.1 million, $532.8 million and $726.3 million, respectively. Also included are expenditures related to the early buy-out of satellite sale-leasebacks totaling $369.5 million and $155.5 million for the years ended December 31, 1999 and 1998, respectively.




                                   * * * * * *




                                      - 9 -



                                    SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          HUGHES ELECTRONICS CORPORATION
                                          ------------------------------
                                                  (Registrant)



                                       By
Date January 19, 2000                  /s/Roxanne S. Austin
     ----------------                  -----------------------------------
                                         (Roxanne S. Austin,
                                          Chief Financial Officer)

















































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